Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the M Fund, Inc. and to the use of our report dated February 27, 2020 on the financial statements and financial highlights of M International Equity Fund, M Large Cap Growth Fund, M Capital Appreciation Fund, and M Large Cap Value Fund, each a series of shares of beneficial interest in M Fund, Inc. Such financial statements and financial highlights appear in the December 31, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 22, 2020